Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 738

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $30,973,000 Index-Linked Notes due 2010 (Linked to the Core 8 Index)

The amount, if any, that you will be paid on your notes on the stated maturity date (May 10, 2010, subject to adjustment as described elsewhere in this prospectus supplement) will be based on the performance of the Core 8 Index (which we refer to as the “index”) during the life of your notes, i.e. the period from the trade date (April 24, 2008) to the determination date (April 26, 2010, subject to adjustment as described elsewhere in this prospectus supplement).

The Core 8 Index is a newly created composite index that reflects the U.S. dollar price changes of a weighted basket of 65 stocks of companies in 8 emerging market countries (subject to limited corporate and other adjustments for extraordinary events, including insolvency). The 65 stocks comprising the index were initially selected on April 10, 2008 (when the index was first launched) and will be reconstituted annually in accordance with the rules described elsewhere in this prospectus supplement by selecting the top 10 stocks for each of the five emerging market countries (Indonesia, Mexico, the Philippines, South Korea and Turkey), and the top 5 stocks for each of the three other emerging market countries (Egypt, Pakistan and Vietnam), in each case based on the free-float adjusted market capitalization. The weightings of each index stock will be rebalanced on a quarterly basis, subject to a 30% weighting cap per country and a 5% weighting cap per index stock. Because it is newly created, the Core 8 Index has limited actual index level history as of the date of this prospectus supplement. For further information on the index and the index stock weightings (as of April 24, 2008), please see “The Index” on page S-23 and “The Index Stocks” on page A-1, respectively.

You could lose all or a substantial portion of your investment in the notes. If the final index level (which will be the closing level of the index on the determination date (subject to adjustment as described elsewhere in this prospectus supplement)) is less than the initial index level of 100.83, the payment amount you will receive on the stated maturity date, if any, will equal the face amount of your notes reduced by the same percentage decrease in the index. In addition, the Core 8 Index reflects the U.S. dollar value of the stocks comprising the index, the majority of which do not trade, and are not denominated in, U.S. dollars. As such, even if the prices of the stocks comprising the index in the applicable foreign currency have appreciated over the life of the notes, you may lose a significant amount of your investment if the value of some or all of such foreign currencies decline versus the U.S. dollar. Furthermore, your notes do not pay interest.

The face amount of each note is $1,000. We will determine the amount, if any, to be paid to you at maturity for each $1,000 face amount of notes by first determining the index return. The index return will be determined by (1) subtracting the initial index level from the final index level and (2) dividing this difference by the initial index level, with the result expressed as a percentage. We will then calculate the amount, if any, that you will be paid on the stated maturity date for each $1,000 outstanding face amount of notes by multiplying (i) the $1,000 face amount by (ii) the sum of 100% plus the index return.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-14.

Your investment in the notes involves a number of risks. In particular, assuming no changes in market conditions or other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-6 so that you may better understand those risks. In addition, the notes will be issued at a premium to the face amount on the original issue date. Therefore, if the index level does not increase sufficiently over the life of your notes, you may lose all or a significant portion of your investment in the notes.

Original issue date (settlement date): May 8, 2008

Original issue price: 100.350% of the face amount

Underwriting discount: 0.175% of the face amount

Net proceeds to the issuer: 100.175% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Core 8 Index (the “index”) is the exclusive property of Goldman Sachs International, which has contracted with Standard & Poor’s (“S&P”) to maintain and calculate the index. S&P shall have no liability for any errors or omissions in calculating the index.

Goldman, Sachs & Co.

Prospectus Supplement dated April 24, 2008.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006 as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: Core 8 Index (Bloomberg ticker “CORE8”, or any successor or replacement service or page)

Index Sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Core 8 Index and (ii) announces (directly or through an agent) the level of the Core 8 Index on any business day; as of the date of this prospectus supplement, the index sponsor is Standard & Poor’s (“S&P”)

Specified currency: U.S. dollars (“$”); although the majority of the stocks comprising the Core 8 Index do not trade, or are not denominated in, U.S. dollars, all amounts payable on your notes will be in U.S. dollars

Face amount: each note will have a face amount equal to $1,000; $30,973,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date, we will pay for each $1,000 face amount of notes outstanding an amount, if any, in cash equal to the product of:

(1)	the $1,000 face amount multiplied by

(2)	the sum of (i) 100% plus (ii) the index return

Trade date: April 24, 2008

Original issue date (settlement date): May 8, 2008

Initial index level: 100.83

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-15 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-15

Closing level of the index: the official closing level of the index, or any successor index, published by the index sponsor on that trading day

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

Stated maturity date: May 10, 2010, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-15

Determination date: April 26, 2010, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-15

No interest: the notes do not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP no.: 38145E287

ISIN no.: US38145E2871

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-16

Trading day: as described on page S-17

Q&A

How do the notes work?

The stated maturity date of the notes offered by this prospectus supplement is May 10, 2010 (unless postponed as described elsewhere in this prospectus supplement). The payment amount, if any, that you will receive for each of your notes on the stated maturity date will be linked on a one-for-one basis to any increase or decrease in the performance of the Core 8 Index over the life of your notes (from the trade date to and including the determination date). The entire principal amount of your notes is at risk if the Core 8 Index declines, and you may lose all or a substantial portion of your investment. The notes do not bear interest and no other payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-6.

As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-14.

Who publishes the index and what does it measure?

The Core 8 Index is a newly created index with limited index level history. The Core 8 Index is a composite index which reflects the changes in free float adjusted market capitalization of a weighted basket of stocks comprising of 65 companies in 8 emerging market countries (Egypt, Indonesia, Mexico, Pakistan, the Philippines, South Korea, Turkey and Vietnam). The index sponsor began to calculate and publish the index level on April 10, 2008, when the index was first launched, using a base level of 100. The index will be calculated and published by the index sponsor without regard to the offered notes. For further information, please see “The Index” on page S-23, and for a full listing of the 65 index stocks, their weighting and other information as of April 24, 2008, please see Annex A to this prospectus supplement entitled “The Index Stocks” on page A-1.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to participate in a potential increase in the Core 8 Index while having their entire principal subject to the risk of a loss in the event the index declines over the life of the notes. Because the entire principal amount of your notes will be fully exposed to any potential decline of the Core 8 Index over the life of the notes (from the trade date to and including the determination date), you should only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your notes.

In addition, even if the amount payable for each of your notes on the stated maturity date equals or exceeds the outstanding face amount of each of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do Not Bear Interest” on page S-6.

What will I receive at maturity of the notes?

The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash equal to the product of (i) the $1,000 face amount of a note multiplied by (ii) the sum of 100% plus the index return. The index return is calculated by subtracting the initial index level from the final index level and dividing the difference by the initial index level, with such result expressed as a percentage.

If the index return is positive due to an increase in the Core 8 Index, i.e., the final index level is greater than the initial index level, you will participate in any such increase on a one-for-one basis. Conversely, if the index return is negative due to a decline in the Core 8 Index, i.e., the final index level is less than the initial index level, the entire principal of your notes will be exposed to any such decline on a one-for-one basis. As a result, the payment amount you would receive at maturity would be less than the face amount of your notes by the same negative percentage decline in the index over the life of the notes (from the trade date to and including the determination date) and might even be reduced to zero.

In addition, the notes will be issued at a premium to the face amount on the original issue date. Therefore, if you receive only the face amount of your notes on the stated maturity date, you will lose a portion of your investment. In general, if the final index level does not increase sufficiently, the amount you receive on the stated maturity date may be less than the purchase price you pay for your notes and therefore result in a loss of all or a significant portion of your investment in the notes. For information on hypothetical payment amounts based on the corresponding hypothetical final index levels, see “Hypothetical Returns on Your Notes” on page S-19.

What will I receive if I sell the notes prior to the stated maturity date?

If you sell your notes prior to the stated maturity date, you will receive the market price for each of your notes. The market price for each of your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions and any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” on page S-6.

What about taxes?

The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-30.

Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally should be long-term capital gain or loss if you held your notes for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks underlying the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

Since the amount that you will be paid on your notes at maturity is linked on a one-for-one basis to the performance of the Core 8 Index during the period from the trade date to the determination date, the principal of the notes is not protected. Our cash payment on your notes on the stated maturity date, if any, will be based on the final index level. If the index declines over the life of the notes, you could lose all or a substantial portion of your investment in the notes. If the final index level is less than the initial index level, the payment amount you will receive on the stated maturity date, if any, will equal the face amount of your notes reduced by the same percentage decrease in the index.

In addition, the notes will be issued at a premium to the face amount on the original issue date. Therefore, if you receive only the face amount of your notes on the stated maturity date, you will lose a portion of your investment. In general, if the final index level does not increase sufficiently, the payment amount you receive on the stated maturity date may be less than the purchase price you pay for your notes and therefore result in a loss of all or a significant portion of your investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the level of the index;

•	the time remaining until your notes mature;

•	the dividend rates of the stocks underlying the index;

•

economic, financial, regulatory, political, military and other events that affect the 8 emerging market countries’ stock markets generally and the stocks underlying the index, and which may affect the level of the index;

•	interest and yield rate in the market; and

•	our creditworthiness.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the index based on its historical performance, simulated or actual.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing instruments linked to the index or index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps also the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

As of the Date of this Prospectus Supplement, the Core 8 Index Has Limited Index Level History

The payment amount, if any, for each of your notes is linked to the performance of the Core 8 Index, which began to be calculated and published on April 10, 2008, when the index was first launched. Since the index has begun to be calculated and published only recently, limited historical index level information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Since the index comprises of a portfolio of stocks of 65 companies in 8 emerging market countries, it is generally less diversified than other investment portfolios that invest in a broader range of stocks of companies in a greater number of countries and, therefore, could experience greater volatility and be subject to a higher level of risk. As of April 24, 2008, index stocks of companies in two countries (South Korea and Mexico) account for approximately 59.89% of the index, and four index stocks account for 20.11% of the index while 27 index stocks individually account for less than 1% of the index. Additionally, the index stocks included in the index will be reconstituted annually and the weightings of the index stocks will be rebalanced quarterly, which may lead to a deeper concentration in a limited number of countries, industry sectors or companies. The weight of any given index stock is capped at 5%, and the weight of any given country to which index stocks belong is capped at 30% on each rebalancing. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of countries, industry sectors or companies, and such risk could be higher than the risk resulting from investing in a more diversified portfolio.

Changes in the Composition and Weightings of the Core 8 Index May Adversely Affect the Value of Your Notes

The composition of the Core 8 Index may change over time, as the composition of the index is reconstituted annually and the weightings of the index stocks are rebalanced quarterly. On any annual reconstitution, the top 10 companies by free float market capitalization in each of the five countries (Indonesia, Mexico, the Philippines, South Korea and Turkey) and the top 5 companies by free float market capitalization in each of the three countries (Egypt, Pakistan and Vietnam) will replace the index stocks of the previous year. Also, on any quarterly rebalancing, the weightings of each index stock will be rebalanced based on their free float market capitalization, subject to the individual index stock weighting cap of 5% and the country concentration cap of 30%. In addition, if any corporate event occurs with respect to an index stock at any time, the index sponsor is expected to make a modification of the composition and/or weightings of the index based on the methodology of the index at such time. Furthermore, stocks and countries will be excluded from the index if the issuers of the stocks or the countries are subject to United States Department of the Treasury Office of Foreign Assets Control sanctions or any similar regulatory measure. These changes in the composition and weightings of the Core 8 Index could adversely impact the level of the index and therefore the value of your notes.

The Index Is Subject to Foreign Currency Exchange Rate Risk

Because the closing prices of the index stocks are converted into U.S. dollars for purposes of calculating the level of the index, investors in the notes will be exposed to foreign currency exchange rate risk with respect to each of the currencies in which the index stocks trade. Exposure to fluctuations in foreign currency exchange rate changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the index stocks in the index denominated in each such currency. The devaluation of the U.S. dollar against any of the currencies in which the index stocks trade will result in an increase in the level of the index. Conversely, if the U.S. dollar strengthens against such currencies, the level of the index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in foreign currency exchange rates can have a continuing impact on the level of the index, and any negative currency impact on the index may significantly decrease the value of the notes. The return on an index composed of the index stocks where the closing price is not converted into U.S. dollars can be significantly different than the return on the index, which is converted into U.S. dollars.

The Securities Issued by Companies in the Emerging Market Countries That Comprise the Core 8 Index Are Subject to a Variety of Risks

Investments in securities issued by companies in the emerging market countries that comprise the Core 8 Index are subject to greater risks than securities issued by companies in a developed country such as the United States. To understand the variety of risks such emerging market countries are subject to, please read “— Financial Market Risks”,

“— Macroeconomic Risks” and “— Political and Social Risks” below.

Financial Market Risks

Speculative financial markets. Financial markets in emerging market countries are generally less developed and less efficient than those in the United States. Many of them have far lower volumes of securities traded, fewer investors and less liquidity than those of U.S. financial markets. Due to the smaller size, less liquidity and higher volatility of these markets, stock prices may be more likely to suffer sharp and frequent price changes or long-term price depression because of adverse publicity, investor perceptions or the actions of a few large investors. A limited number of persons may hold a high proportion of the shares of certain companies, which may limit the number of shares available for investment in that particular market. Further, a limited number of issuers may represent a disproportionately large percentage of market capitalization and trading value in these securities markets, further subjecting them to increased volatility. Also, market quotations are generally available for many emerging market issuer securities only from a limited number of dealers and may not necessarily represent firm bids of those dealers for actual sales.

Less stringent disclosure and regulatory standards. Disclosure and regulatory standards in emerging market countries may in some respects be less stringent than U.S. standards. For example, issuers in many emerging market countries are generally not subject to regulations similar to the U.S. Sarbanes-Oxley Act of 2002 that imposes many restrictions and requirements with respect to the activities, internal control and reporting of SEC-registered companies. There may be less regulation and monitoring by regulators of emerging market securities markets and the activities of investors, underwriters, brokers, dealers and other market participants than is the case with regard to SEC-registered companies in the United States. Moreover, issuers of securities in emerging markets may not be subject to the same degree of regulation with respect to such matters as insider trading rules, broker-dealer regulations, tender offer regulations, shareholder proxy requirements, anti-fraud and anti-counterfeit regulations and the timely disclosure of information as are issuers in the U.S. securities market. There is also generally less publicly available information about emerging market companies than U.S. companies, which may result in difficulties in accurate pricing of securities and less efficient capital markets.

Different accounting and auditing standards. Issuers in emerging markets are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to U.S. issuers. In particular, the assets and profits appearing on the financial statements of such an issuer may not reflect its financial position or results of operations in the way they would be reflected had such financial statements been prepared in accordance with U.S. generally accepted accounting principles.

Government involvement in financial markets. The governments of some emerging market countries may be more likely than in the U.S. to influence the prices of certain products, encourage companies to invest or concentrate in particular industries, induce mergers between companies in industries and seek to minimize excessive price volatility through various steps, including the imposition of limitations on daily price movements of securities or the cessation of trading on securities exchanges, all of which may distort regular market forces. Foreign investments or repatriation of investments in financial markets of some emerging market countries may be restricted or controlled in varying degrees, including but not limited to requirement of government approvals, imposition of additional taxes on foreign investors or foreign shareholding limits on number of shares, voting or preferred class of securities or industry sector deemed important to national security.

Currency Risks. Investments in foreign securities markets typically involve currency risks. Fluctuations in foreign currency exchange rates between the U.S. dollar and foreign currencies, or between various foreign currencies, may negatively affect an investment in foreign securities markets. Adverse changes in exchange rates may erode or reverse any increases in prices of foreign-currency denominated securities and may widen any decreases in such prices. In the past, some emerging market countries have suffered periodic or prolonged devaluation or extreme fluctuations in the U.S. dollar exchange rates. Also, governments of emerging market countries may freeze the convertibility of their currency or impose fixed exchange rates which may further negatively affect an investment in such securities markets.

Less organized settlement systems and lack of secondary markets. The settlement systems of securities may be generally less organized in certain emerging markets than in the U.S. There may be risks that settlement may be delayed or fail which may affect valuation of the securities in such markets. An established secondary market might not exist for securities of some of the issuers in emerging markets. This reduced secondary market liquidity may have an adverse effect on market price and accurate market price quotation for the securities issued in emerging markets. Also, brokerage commissions and other transaction costs of buying and selling securities may, in some cases, be fixed rather than negotiated and therefore may be higher in emerging market countries than they are in the U.S., which, in turn, may reduce the efficiency of the financial markets in general.

Macroeconomic Risks

Significant macroeconomic differences. The economies of emerging market countries differ from the U.S. economy in various aspects, and in some cases, do not compare favorably with that of the U.S. with respect to such issues as growth of gross national product, reinvestment of capital, resource self-sufficiency, unemployment rates, degree of development in financial services sectors, reliance on international trade, balance of payment position and heavy reliance on particular industries. Emerging market economies are generally riskier because they develop unevenly and may never fully develop. Emerging market economies may from time to time experience, among other things, over-extensions of credit, currency devaluations and restrictions, rising unemployment, imposition of wage and price controls, underdeveloped financial services sectors, lack of resource self-sufficiency, risky balance of payments positions and economic recessions. In addition, some emerging market countries have experienced substantial, and during some periods extremely high, rates of inflation. Inflation and rapid fluctuations in inflation rates have had, and may continue to have, negative effects on the economies and securities markets of these countries. Moreover, the governments and private enterprises of some emerging market countries may be burdened by large amount of debts. High levels of debt tend to make emerging market economies heavily reliant on foreign capital and vulnerable to capital flight. From time to time, emerging market countries may also be subject to restrictions on foreign borrowings imposed by the International Monetary Fund or other similar institutions resulting from their default on indebtedness.

Government influence in private sector. The governments of certain emerging market countries have from time to time exercised and, in certain cases, continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant effect on economic conditions which could affect private sector companies. These actions could also affect market conditions, prices and yields of these securities. Some of the emerging country governments may place restrictions on the operational freedom of private enterprise, nationalize private assets, impose confiscatory or punitive taxes or capital control regulations, expropriate assets, force mergers or split of companies, restrict or prohibit foreign investments or create government monopolies. The governments of some emerging market countries have histories of abrupt changes in policies, which may result in such governments taking actions that are hostile or detrimental to private enterprises.

Legal uncertainties. In some emerging market countries, many of the laws that govern private and foreign investment, securities transactions and other contractual relationships are relatively new and largely untested. As a result, companies investing in such markets may be subject to unusual risks, including underdeveloped legal principles relating to corporate affairs, validity of corporate procedures, director’s fiduciary duties and liabilities, the notion of limited liability and stockholders’ rights, inadequate investor protection, contradictory legislation, incomplete, unclear and changing laws, disregard of regulations on the part of other market participants, lack of established or effective avenues for legal redress, absence of standard practices or confidentiality customs, lack of consistent enforcement of existing regulations and difficulties in obtaining and/or enforcing domestic or foreign judgments.

Dependency on international trade and commodity markets. The economies of emerging market countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade restrictions, exchange controls, managed adjustments in relative currency values and other protectionist or retaliatory measures imposed or negotiated by the countries with which they trade. Some of these markets have limited natural resources and are heavily dependent on imports for even basic commodities. Any fluctuations or shortages in the commodity markets may therefore result in economic instability.

Interdependence with other major economies. The economies of some emerging market countries are largely dependent on the economies of the United States, Europe and certain Asian countries, and a deceleration in any of these economies could negatively impact the economies of such emerging market countries. Currency fluctuations, devaluations and trading restrictions in any of the countries with whom they have intense economic relations can have a significant effect on their own economies.

Political and Social Risks

Political and social instability. Certain emerging market countries may from time to time be less stable politically and socially. Some governments in emerging market countries have been installed or removed abruptly as a result of military coup and some have periodically used force to suppress civil dissent. Rampant corruption in the governments and/or private sectors of some emerging market countries may adversely affect economic development in those countries. Disparities of wealth, the pace and success of democratization and capital market development and ethnic, religious and racial disaffections, clashes and conflicts, among other factors, have historically also led to social unrest, violence and/or labor unrest in some emerging market countries. Unanticipated political or social developments may adversely impact the economy of an emerging market country.

Diplomatic relations, acts of war or terrorism. Political and economic stability of some emerging market countries may be sensitive to diplomatic relations with countries within close geographic proximity. Certain emerging market countries have experienced acts of terrorism or have strained international relations due to territorial disputes, historical animosities or other defense concerns. The regions in which they are situated might also be prone to military conflict which, in turn, could adversely affect the political and economic stability of these countries.

Natural disaster or environmental risks. Some of the emerging market countries are located in parts of the world that have historically been prone to natural disasters such as earthquakes, volcanoes or tsunamis or are economically sensitive to local or regional environmental events. In comparison to developed countries, these countries may be less able to cope with the aftermath of a natural disaster and the recovery time may take long. Any such events could cause an adverse impact on their respective economies.

You Have No Shareholder Rights or Rights to Receive any Stock

Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any index stocks.

Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman,

Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future may publish research reports with respect to the index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level, which we will use to determine the amount we must pay on the stated maturity date, and determining whether to postpone the determination date and the stated maturity date because of a market disruption event or a non-trading day. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index or the Index Stocks Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the index level, the calculation of the free float factors and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level follow the policies applicable to S&P indices in general. Therefore, such policies set by S&P could affect the level of the index and the amount payable on your notes on the stated maturity date and the market value of your notes before that date. Furthermore, since S&P has the authority to modify such policies affecting S&P indices without regard to the impact on the index, the amount payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level.

Moreover, if the index sponsor discontinues or suspends calculation or publication of the index level, it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the final index level on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level on the determination date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a non-Trading Day” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

We Are Not Responsible for Any Disclosure by Any of the Index Stock Issuers or the Index Sponsor

Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have specified above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers or the index sponsor. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the index stock issuers. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on April 26, 2010, a market disruption event has occurred or is continuing or such day is not a trading day, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing although not past May 10, 2010. In addition, if the determination date is so postponed, the stated maturity date for your notes will also be postponed. Thus, when the determination date is so postponed, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the determination date, because of a market disruption event, a non-trading day or for any other reason (except as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” below), the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and in “Summary Information” beginning on page S-2 of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your note will have the meaning described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time (including the Bloomberg page on which the index level is published) as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that calculates and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount, if any, for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to the product of (1) $1,000 face amount multiplied by (2) the sum of 100% plus the index return. The index return will be calculated by subtracting the initial index level from the final index level, then dividing this difference by the initial index level, expressed as a percentage.

The initial index level is 100.83. The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and

“— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Stated Maturity Date

The stated maturity date is May 10, 2010, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described below, however, then the stated maturity date will instead occur on the tenth business day after the postponed determination date.

Determination Date

The determination date is April 26, 2010, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed past May 10, 2010.

Consequences of a Market Disruption Event or a Non-Trading Day

As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or that day is not a trading day, then the determination date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed past May 10, 2010.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the determination date, because of a market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the closing level of the index on that day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index or the method of calculating the index is changed at any time in any respect — including any split or reverse-split or any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks comprising the index (other than the quarterly rebalancing and the annual reconstitution as described under “The Index” below), and whether the change is made by Goldman Sachs International, as the owner of the intellectual property rights on the index, or the index sponsor, as the case may be, under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the determination date, the stated maturity date, the index return, the final index level, the default amount and the payment amount on your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day in this prospectus supplement, we mean a day on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index levels could have on the payment amount at maturity assuming all other variables remain constant.

The levels in the left column of the table represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on such corresponding hypothetical final index levels, and are expressed as percentages of the face amount of a note. These hypothetical payment amounts do not take into account any taxes you may owe as a result of owning a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would pay for the outstanding face amount of your notes on the stated maturity date would equal 100% of the outstanding face amount of your notes, based on the corresponding hypothetical final index level and the assumptions noted below.

The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of This Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” above. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

No market disruption event or non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index

No corporate event occurs with respect to an index stock at any time

The index would have been highly volatile — meaning that the index level would have changed substantially in relatively short periods if the index had existed and the index level had been calculated by the index sponsor for a longer period of time — in the past and its performance cannot be predicted for any future period.

For these reasons, the actual performance of the index over the life of the notes (from the trade date to and including the determination date), as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the simulated historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Index — Simulated Historical Closing Levels of the Index” below.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks.

Also, the hypothetical example shown below does not take into account the effects of applicable taxes.

Hypothetical Final Index Level as Percentage of Initial Index Level	Hypothetical Payment Amount as Percentage of Face Amount
175%	175%
150%	150%
125%	125%
100%	100%
75%	75%
50%	50%
25%	25%
0%	0%

If, for example, the final index level were determined to be 25% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 25% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose a substantial portion of your investment.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100% of the initial index level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount for each of your notes (the section below the 100% marker on the vertical axis) and, accordingly, you would lose some or all of the principal of your notes.

We cannot predict the actual final index level on the determination date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above (and, with respect to the rate of return on the notes, the issue price at which you purchased your notes). Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table above.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of instruments linked to the index or index stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or all of the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets of the 8 emerging market country that comprise the index,

•

may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the currencies of the 8 emerging market country included in the index.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or designed to track the performance of the stock exchanges or other components of the equity markets of the 8 emerging market country that comprise the index.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us” above for a discussion of these adverse effects.

THE INDEX

We have derived all information regarding the index contained in this prospectus supplement from publicly available information, without independent verification. The index sponsor does not have an obligation to continue to publish, and may discontinue publication of, the index. Additional information about the index is available on the index sponsor’s website.

The Core 8 Index is a custom index that includes the stocks of 65 companies from 8 emerging market countries (which we refer to as the “Core 8 countries”). The Core 8 countries (in alphabetical order) are: Egypt, Indonesia, Mexico, Pakistan, the Philippines, South Korea, Turkey and Vietnam.

Goldman Sachs International owns all rights to the index. As of the date of this prospectus supplement, Goldman Sachs International and the index sponsor have entered into an arrangement under which the index sponsor will publish and maintain the index. The methodologies and policies of the Core 8 Index relating to the calculation and corporate event adjustments follow S&P’s standard index methodology, and therefore such methodologies and policies are subject to change if the index sponsor modifies its standard index methodology to the extent they are relevant. On the other hand, all other methodologies and policies of the Core 8 Index (e.g., the frequency and methodologies of reconstitution and rebalancing or country/company weighting caps) have been set by Goldman Sachs International, and the index sponsor has no authority to change such other methodologies and policies.

The index is a market cap weighted free-float adjusted index. Since the index began to be calculated and reported in U.S. dollars on April 10, 2008 (when the index was first launched), the index has limited actual historical closing levels as of the date of this prospectus supplement. The base level of the index was set at 100 as of April 10, 2008.

Composition. The index sponsor acts as the composition agent of the index. There are 65 index stocks that comprise the index: 10 index stocks for each of the five specified Core 8 countries (Indonesia, Mexico, the Philippines, South Korea and Turkey) and 5 index stocks for each of the remaining three Core 8 countries (Egypt, Pakistan and Vietnam). No single country has a weighting greater than 30% and no single index stock has a weighting greater than 5% on any rebalancing date.

The following two tables show the breakdown of the 65 index stocks by country and by industry sector as of April 24, 2008. For a full listing of the 65 index stocks, their weighting and other information, as of such date, please see Annex A to this prospectus supplement entitled “The Index Stocks” on page A-1.

Per-Country Breakdown of the Index Stocks as of April 24, 2008

Core 8 Country	Country Weighting (%)*
Mexico	30.06
South Korea	29.83
Indonesia	12.99
Turkey	11.97
Egypt	7.74
Philippines	4.63
Pakistan	2.30
Vietnam	0.49

*	Each weighting was rounded to the nearest one hundredth of a percentage.

Per-Industry Sector Breakdown of the Index Stocks as of April 24, 2008

Industry Sector	Aggregate Index Stock Weighting (%)*
Financials	24.51
Telecommunication services	19.15
Materials	14.48
Consumer staples	10.33
Consumer discretionary	8.61
Information Technology	8.52
Industrials	8.00
Energy	4.84
Utilities	1.56

*	Each weighting was rounded to the nearest one hundredth of a percentage.

Quarterly Rebalancing. The index sponsor set the initial weightings of the 65 index stocks on April 10, 2008 (when the index was first launched) in accordance with the rebalancing methodology described in this subsection entitled “— Quarterly Rebalancing”. The index sponsor will rebalance the weightings of the index stocks on a quarterly basis after the close of trading on each third Friday of March, June, September and December in the following manner. First, the “free-float adjusted market capitalization” of each index stock is calculated as the product of the number of issued and outstanding shares of the common stock or equivalent of the applicable index stock times the closing price of one share of the index stock on the relevant rebalancing date times the “float factor” (as described under “— Calculation” below) applicable to such index stock. In determining the number or price of shares, the index sponsor will utilize the data from the last day of the previous month. The initial weighting for each index stock is calculated by dividing the free-float adjusted market capitalization of such index stock by the aggregate free-float adjusted market capitalization of all index stocks, expressed as a percentage.

The initial weightings are subject to the country weighting cap of 30% and the company weighting cap of 5%. To derive the final weightings, the country weighting cap is applied before the company weighting cap. If the aggregate initial weightings of index stocks in a single country exceeds 30%, all of the initial weightings of the index stocks in such country will be reduced pro rata so that the aggregate initial weightings do not exceed 30%. Simultaneously, the initial weightings of index stocks of all other countries will be increased pro rata, so that the aggregate weighting of all index stocks after such reduction and increase will equal 100%. The index sponsor will conduct this modification per each country in the order of the largest aggregate initial weighting to the smallest aggregate initial weighting.

After any such modification based on the country weighting cap, the company weighting cap is applied per each index stock. If the modified weighting of an index stock exceeds 5%, the modified weighting of such index stock will be reduced so that the final weighting for such index stock do not exceed 5%. Simultaneously, the modified weightings of all other index stocks will be increased pro rata, so that the aggregate weighting of all index stocks after such reduction and increase will equal 100%. The index sponsor will conduct this final adjustment per each index in the order of the largest modified weighting to the smallest modified weighting.

After the final weightings are determined based on the steps described above, the index sponsor will determine the divisor (as described under “— Calculation” below) applicable to the calculation of the index level during the applicable quarterly period based on such final weightings of the index stocks. The divisor will not be changed during the applicable quarterly period, except in certain circumstances described under “— Corporate Action Adjustments” below.

Annual Reconstitution. The index sponsor selected the initial 65 stocks that comprise the index on April 10, 2008 (when the index was first launched) in accordance with the reconstitution methodology described in this subsection entitled “— Annual Reconstitution”. The index sponsor will reconstitute the index stocks that comprise the Core 8 Index on an annual basis after the close of trading on each third Friday of September in the following manner. The index sponsor, as the composition agent of the index, will select the top 10 stocks by the free-float adjusted market capitalization for five Core 8 countries — Indonesia, Mexico, the Philippines, South Korea and Turkey — for inclusion in the index, and the top 5 stocks by the free-float adjusted market capitalization for the remaining three Core 8 countries — Egypt, Pakistan and Vietnam, subject to the following limitations.

Each of the stocks selected by the composition agent must meet a minimum liquidity of US$2 million average-dollar value traded. However, the liquidity criteria can be relaxed to meet the number of stocks to be included in the index. Stocks with a foreign ownership limit will not be included in the index, if the limit with the relevant stock has already been reached on any reconstitution. Stocks and countries will be excluded from the index if the issuers of the stocks or the countries are subject to the United States Department of the Treasury Office of Foreign Assets Control sanctions or any similar regulatory measure.

Since the date on which the annual reconstitution of the index is to be made will also be a quarterly rebalancing date, the newly selected stocks will be given new weightings as described under “— Quarterly Rebalancing” above.

Calculation. The calculation of the level of the Core 8 Index is based on the relative value of the aggregate free-float adjusted market capitalization of all index stocks as of a particular time as compared to the aggregate free-float adjusted market capitalization of the index stocks as of April 10, 2008, on which date the level of the index was set at 100. The daily calculation of the Core 8 Index is computed by dividing the aggregate weighted free-float adjusted market capitalization of all index stocks by a number called the “divisor.” The divisor is a number set by the index sponsor on each quarterly rebalancing date based on the aggregate weighted free-float adjusted market capitalization of the 65 index stocks, and will be the only link of the current index level to the base level of the index at 100 as of the trade date. The divisor will also be adjusted when certain events relating to the index or the index stocks described under “— Corporate Action Adjustments” occur. For more information on the divisor, please refer to the S&P’s index methodology, available on the S&P website.

A float factor (which will be a number between zero and one) is multiplied to the product of the number of issued and outstanding shares times the closing price of one share to obtain the free-float adjusted market capitalization of each index stock, so that the index level will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment generally excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The float factors of the index stocks are subject to modification by the index sponsor, determined based on the index sponsor’s proprietary methodology and market information available to the index sponsor. On each quarterly rebalancing of the weightings of the index stocks, the float factors will be readjusted. In addition, if a change in float factor greater than 5% is required at any time, such modification will be applied at any such time during the year with advance notice to Goldman Sachs International by the index sponsor.

Corporate Action Adjustments. Index maintenance — reflecting changes in shared outstanding, capital actions, addition or deletion of stocks to the index — should not change the level of the index. For example, if the index closes at 150 and one index stock is replaced by another after the market closes, the index should open at 150 in the morning if all of the opening prices of the stock that replaced the index stock and all other index stocks are the same as the previous day’s closing prices. This is accomplished by adjusting the divisor as described under the table below. With respect to each of these corporate events, the table below provides whether the divisor is adjusted and, if so, describes the applicable changes. If any corporate action results in changes in the weighting of the relevant index stock and/or the relative weighting of the index stock within the relevant country, the index may be rebalanced and/or reconstituted by the index sponsor to offset the impact of such corporate event.

Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines the divisor adjustment.	Yes (Annual)

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If the spun-off company is not being added to the index, the divisor	Yes

Corporate Action	Comments	Divisor Adjustment
adjustment reflects the decline in free-float adjusted market capitalization of the spun-off unit. On the other hand, if the spun-off company is added to the index and another company is removed, the divisor adjustment reflects the changes in free-float adjusted market capitalization of the added and removed companies.

Change in float factor due to a corporate action or a purchase or sale by an inside holder	Increasing (decreasing) the float factor increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to a float factor.	Yes (Annual)

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in free-float adjusted market capitalization.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in free-float adjusted market capitalization measured as the shares issued multiplied by the price paid.	Yes

As the index is not a total return index, any dividend payments on the index stocks that do not qualify as special dividend (which generally means a dividend from the company’s capital rather than earnings) will not be reflected in the level of the index.

Simulated and Actual Historical Closing Levels of the Index

Because the Core 8 Index is a newly created index and began to be calculated and published on April 10, 2008, it has limited historical closing levels as of the date of this prospectus supplement. Therefore, the simulated closing levels of the index prior to such date provided in the table below were calculated by the index sponsor from publicly available historical closing prices of each index stocks in accordance with the methodology of the index and subject to several assumptions described below. The table below also reflects the actual closing levels from April 10, 2008 to April 24, 2008.

The simulated closing levels were calculated over a period commencing on January 1, 2005 and ending on April 10, 2008. The simulated closing levels of the index prior to April 10, 2008 were calculated by the index sponsor using (i) the base level of 100 as of April 10, 2008, (ii) the hypothetical weightings for each index stock that would have been set for each quarter during such period, had the index sponsor applied the index methodology to determine the index stocks and their weighting during such quarter, (iii) the historical price and outstanding shares data of such applicable index stocks on each of the dates within such period and (iv) the historical foreign currency exchange rates data applicable on each of the dates within such period.

Since the simulated closing levels of the index were calculated based on several assumptions that may not necessarily be true had the index sponsor calculated the actual historical closing levels, you should not take the simulated closing levels of the index as an accurate estimate of historical performance or an indication of the future performance of the index. We cannot give you any assurance whatsoever that the future performance of the index will follow a pattern similar to that of the simulated historical closing levels below.

The simulated closing level of the index has fluctuated in the past and the actual closing level of the index may, in the future, experience significant fluctuations. Any historical upward or downward trend in the simulated closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the simulated historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index. Moreover, in light of current market conditions, the trends reflected in the simulated historical performance of the index may be less likely to be indicative of the performance of the index over the life of your notes and of the final index level than would otherwise have been the case. In light of the increased volatility currently being experienced by global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

The table below shows the high, low and final simulated closing levels of the index for each of the four calendar quarters in 2005, 2006, and 2007, and first two calendar quarters in 2008, through April 10, 2008, and the actual closing levels of the index from April 10, 2008 to April 24, 2008. Since the index began to be published on April 10, 2008, any data presented below prior to that date is based on simulated closing levels of the index based on publicly available historical closing prices of the index stocks and subject to the assumptions stated elsewhere in this prospectus supplement. We obtained the simulated closing levels listed in the table below from the index sponsor, without independent verification by us.

Quarterly High, Low and Final Closing Levels of the Index

	High	Low	Close
2005
Quarter ended March 31	48.99	40.88	44.75
Quarter ended June 30	50.06	43.01	49.25
Quarter ended September 30	58.56	49.74	58.56
Quarter ended December 31	66.59	54.77	66.59
2006
Quarter ended March 31	75.59	67.16	73.23
Quarter ended June 30	80.76	59.46	66.47
Quarter ended September 30	75.98	64.19	75.44
Quarter ended December 31	85.53	74.61	85.53
2007
Quarter ended March 31	92.06	82.13	89.80
Quarter ended June 30	101.57	90.44	98.70
Quarter ended September 30	108.57	88.51	106.32
Quarter ended December 31	115.18	101.22	108.38
2008
Quarter ended March 31	106.59	91.31	97.60
Quarter ending June 30 (through April 24, 2008)	101.58	98.57	100.53

License Agreement

Standard & Poor’s and Goldman Sachs International have entered into an index agreement whereby Goldman Sachs International, the exclusive owner of the index, has contracted with S&P to maintain and calculate the index in exchange for a fee. The offered notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor Goldman Sachs International, nor their third party licensors make any representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. S&P and its third party licensors have no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the offered notes or the timing of the issuance or sale of the offered notes or in the determination or calculation of the equation by which the offered notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

NEITHER S&P NOR GOLDMAN SACHS INTERNATIONAL, THEIR AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, GOLDMAN SACHS INTERNATIONAL, THEIR AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND GOLDMAN SACHS INTERNATIONAL MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER

SHALL S&P, GOLDMAN SACHS INTERNATIONAL, THEIR AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a common trust fund;

•	a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize each of your notes for all tax purposes as a prepaid forward contract in respect of the index. Except as otherwise noted below, the discussion herein assumes that your notes will be so treated.

Upon the sale or maturity of your notes, you should recognize capital gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat each of your notes as a single debt instrument subject to special rules governing contingent payment obligations if your notes have a term of more than one year. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time and your adjusted basis in your notes. In general, your adjusted basis in your notes would equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

For example, it is possible that the Internal Revenue Service could treat any gain that you recognize upon the maturity of your notes as ordinary income or could treat you as recognizing gain or loss each time there is a rebalancing or reconstituting of the index. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper Federal income tax treatment of an instrument such as your notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate.

In addition, a bill has recently been introduced that, if enacted, would require holders of the notes purchased after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

United States Alien Holders

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to withhold on payments with respect to your notes unless you comply with the requirements necessary to avoid withholding on debt instruments as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed in the accompanying prospectus supplement, alternative characterizations of the offered notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the offered notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the offered notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the offered notes at the original issue price, and to certain securities dealers at such price less no concession.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $19,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on May 8, 2008, which is the tenth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6 1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes are initially expected to settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200.000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Annex A

THE INDEX STOCKS

As of April 24, 2008

Company	Weight (%)	Country	Sector	Currency	Bloomberg Ticker
Cemex S.A. de C.V. -CPO	5.18%	MEXICO	Materials	MXN	CEMEXCP MM
America Movil, S.A. de C.V.– Series L	5.10%	MEXICO	Telecommunication Services	MXN	AMXL MM
Samsung Electronics Company Limited	4.92%	SOUTH KOREA	Information Technology	KRW	005930 KS
POSCO	4.91%	SOUTH KOREA	Materials	KRW	005490 KS
Wal-Mart de Mexico, S.A. de C.V. –Serie V	3.59%	MEXICO	Consumer Staples	MXN	WALMEXV MM
Kookmin Bank	3.59%	SOUTH KOREA	Financials	KRW	060000 KS
Shinhan Financial Group Company Limited	3.58%	SOUTH KOREA	Financials	KRW	055550 KS
Telefonos de Mexico, S.A. de C.V. –Serie L	3.58%	MEXICO	Telecommunication Services	MXN	TELMEXL MM
GRUPO MEXICO SAB DE CV-SER B	2.91%	MEXICO	Materials	MXN	GMEXICOB MM
BUMI RESOURCES	2.88%	INDONESIA	Energy	IDR	BUMI IJ
Fomento Economico Mexicano S.A. de C.V. -UBD	2.86%	MEXICO	Consumer Staples	MXN	FEMSAUBD MM
Hyundai Heavy Industries	2.66%	SOUTH KOREA	Industrials	KRW	009540 KS
Grupo Televisa S.A. de C.V. -CPO	2.56%	MEXICO	Consumer Discretionary	MXN	TLEVICPO MM
Orascom Telecom	2.49%	EGYPT	Telecommunication Services	EGP	ORTE EY
Orascom Construction	2.35%	EGYPT	Industrials	EGP	OCIC EY
Hyundai Motor Company Limited	2.34%	SOUTH KOREA	Consumer Discretionary	KRW	005380 KS
LG Electronics Incorporated	2.31%	SOUTH KOREA	Consumer Discretionary	KRW	066570 KS
Turkcell Iletisim Hizmet As	2.24%	TURKEY	Telecommunication Services	TRY	TCELL TI
Telekomunikasi Tbk Pt	2.15%	INDONESIA	Telecommunication Services	IDR	TLKM IJ
Grupo Financiero Banorte-O	2.14%	MEXICO	Financials	MXN	GFNORTEO MM
Turkiye Garanti Bankasi	2.10%	TURKEY	Financials	TRY	GARAN TI
KT&G Corporation	2.00%	SOUTH KOREA	Consumer Staples	KRW	033780 KS
Samsung Electronics Co Prf	1.86%	SOUTH KOREA	Information Technology	KRW	005935 KS
Nhn Corp	1.65%	SOUTH KOREA	Information Technology	KRW	035420 KS
Phil Long Distance Tel	1.64%	PHILIPPINES	Telecommunication Services	PHP	TEL PM
Bakrie & Brothers	1.46%	INDONESIA	Industrials	IDR	BNBR IJ
ASTRA INTERNATIONAL INC	1.40%	INDONESIA	Consumer Discretionary	IDR	ASII IJ
Akbank T.A.S.	1.37%	TURKEY	Financials	TRY	AKBNK TI
BANK CENTRAL ASIA	1.30%	INDONESIA	Financials	IDR	BBCA IJ
T. Is.bank (C)-Bearer	1.30%	TURKEY	Financials	TRY	ISCTR TI
Erdemir	1.24%	TURKEY	Materials	TRY	EREGL TI
Bank Rakyat Indonesia	1.18%	INDONESIA	Financials	IDR	BBRI IJ
Tupras-Turkiye Petrol Rafine	1.13%	TURKEY	Energy	TRY	TUPRS TI
Commercial International Bank	1.13%	EGYPT	Financials	EGP	COMI EY
Bimbo-A	1.09%	MEXICO	Consumer Staples	MXN	BIMBOA MM
MCB BANK LIMITED	1.06%	PAKISTAN	Financials	PKR	MCB PA
Carso Global Telecom S.A. -Serie A1	1.05%	MEXICO	Telecommunication Services	MXN	TELECOA1 MM
EFG-HERMES HOLDING SAE	1.03%	EGYPT	Financials	EGP	HRHO EY
PERUSAHAAN GAS NEGARA PT	0.89%	INDONESIA	Utilities	IDR	PGAS IJ
Egyptian Kuwaiti Holding	0.74%	EGYPT	Financials	USD	EKHO EY
Enka Insaat Ve Sanayi As	0.73%	TURKEY	Industrials	TRY	ENKAI TI
Turkiye Halk Bankasi AS	0.69%	TURKEY	Financials	TRY	HALKB TI
Bank Mandiri	0.64%	INDONESIA	Financials	IDR	BMRI IJ
Anadolu Efes Biracilik	0.60%	TURKEY	Consumer Staples	TRY	AEFES TI

A-1

Annex A

Company	Weight (%)	Country	Sector	Currency	Bloomberg Ticker
Indosat Tbk Pt	0.56%	INDONESIA	Telecommunication Services	IDR	ISAT IJ
HACI OMER SABANCI HOLDING	0.55%	TURKEY	Financials	TRY	SAHOL TI
United Tractors	0.54%	INDONESIA	Industrials	IDR	UNTR IJ
Ayala Corp	0.51%	PHILIPPINES	Financials	PHP	AC PM
OIL & GAS DEVELOPMENT CO LTD	0.48%	PAKISTAN	Energy	PKR	OGDC PA
BANK OF PHILIPPINE ISLANDS	0.46%	PHILIPPINES	Financials	PHP	BPI PM
Ayala Land Inc	0.45%	PHILIPPINES	Financials	PHP	ALI PM
GLOBE TELECOM INC	0.34%	PHILIPPINES	Telecommunication Services	PHP	GLO PM
Manila Electric Company-A	0.30%	PHILIPPINES	Utilities	PHP	MER PM
National Bank Of Pakistan	0.28%	PAKISTAN	Financials	PKR	NBP PA
PNOC Energy Development	0.27%	PHILIPPINES	Utilities	PHP	EDC PM
SM INVESTMENTS CORP	0.26%	PHILIPPINES	Industrials	PHP	SM PM
Engro Chemical Pak Ltd	0.24%	PAKISTAN	Materials	PKR	ENGRO PA
Pakistan Petroleum Ltd	0.24%	PAKISTAN	Energy	PKR	PPL PA
SM PRIME HOLDINGS INC	0.24%	PHILIPPINES	Financials	PHP	SMPH PM
VIETNAM DAIRY PRODUCT CO	0.19%	VIETNAM	Consumer Staples	VND	VNM VN
BANCO DE ORO UNIVERSAL BANK	0.16%	PHILIPPINES	Financials	PHP	BDO PM
Petrovietnam Drilling and Well	0.11%	VIETNAM	Energy	VND	PVD VN
FPT Corp	0.08%	VIETNAM	Information Technology	VND	FPT VN
Pha Lai Thermal Power Joint Stock Co	0.06%	VIETNAM	Utilities	VND	PPC VN
VINH SON—SONG HINH HYDROPO	0.05%	VIETNAM	Utilities	VND	VSH VN

*	Each weighting above was rounded to the nearest one hundredth of a percentage. As described elsewhere in this prospectus supplement, the weightings of each index stock will be rebalanced on a quarterly basis, subject to a 30% weighting cap per country and a 5% weighting cap per index stock. The index will be reconstituted annually in accordance with the rules described in this prospectus supplement.

A-2

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-5
Specific Terms of Your Notes	S-14
Hypothetical Returns on Your Notes	S-19
Use of Proceeds and Hedging	S-22
The Index	S-23
Supplemental Discussion of Federal Income Tax Consequences	S-30
Employee Retirement Income Security Act	S-33
Supplemental Plan of Distribution	S-34
The Index Stocks	A-1

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$30,973,000

The Goldman Sachs Group, Inc.

Index-Linked Notes due 2010

(Linked to the Core 8 Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.